Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Russell J. Grimes

President and Chief Executive Officer

(410) 795-1900

Carroll Bancorp, Inc. Announces New Member of the Board of Directors

SYKESVILLE, MD – January 27, 2015 – Carroll Bancorp, Inc. (OTCQB: CROL), the parent company of Carroll Community Bank, today announced the appointment of Barry J. Renbaum to its Board of Directors.

“We are very pleased to report the appointment of a new director to the Boards of Directors of Carroll Bancorp, Inc. and Carroll Community Bank. Barry brings valuable perspective and financial expertise to the board which strengthens our resolve to become the premier community bank in our market,” stated Russell J. Grimes, President and CEO of Carroll Bancorp, Inc.

Barry was the co-founder and co-manager of Custom Savings Bank, a $350-million federal savings bank that consistently outranked its peer institutions in terms of profitability and asset quality. Mr. Renbaum is a magna cum laude graduate of Rider University, where he earned a BS degree in Business Administration. Following his graduation from Georgetown Law School, Barry was appointed law clerk for Maryland Court of Appeals Judge John C. Eldridge.

Carroll Bancorp, Inc.’s common stock trades on the OTC Markets (www.otcmarkets.com) under the symbol “CROL.” For more information, visit our website at www.carrollcobank.com or contact Russell Grimes, President & CEO at 410-795-1900.

About Carroll Bancorp, Inc. and Carroll Community Bank

Carroll Bancorp, Inc. is the holding company of Carroll Community Bank. Carroll Community Bank, originally founded in 1870, is a state-chartered commercial bank with branch offices in the towns of Eldersburg and Westminster in Carroll County, Maryland. Carroll Community Bank operates as a community-oriented institution, offering a variety of loan and deposit products and serving the financial needs of its local community.